LICENSE AGREEMENT

This License Agreement made as of December 13, 2006

BETWEEN

STELLAR PHARMACEUTICALS INC.

544 Egerton Street

London, Ontario N5W 3Z8

Canada

(hereinafter referred to as "Stellar")

and

WATSON PHARMA, INC.

360 Mt. Kemble Avenue

P.O. Box 1953

Morristown, NJ 07962-1953

USA

(hereinafter referred to as "Watson")

WHEREAS Stellar has developed and owns Methods and Technical Know-How (as such terms are hereinafter defined) relating to the manufacture and use of its proprietary product Uracyst®, a sterile sodium chondroitin sulphate solution for human use,

AND WHEREAS Stellar owns certain Patents and Proprietary Marks (as defined herein) which are used in association with Uracyst®,

AND WHEREAS Watson desires to obtain from Stellar the Methods and Technical Know-How and the right and licence to market, distribute and sell the Products (as such term is hereinafter defined) in the Territory (as such term is hereinafter defined), upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE this License Agreement witnesses that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby covenant and agree with each other as follows:

§1

Definitions

Where used in this License Agreement or in any appendixes hereto, the following terms shall have the following meanings:

“Affiliate” of any person means a corporation or other entity, which, directly or indirectly, is controlled by, controls or is under direct or indirect common control with such person.  For the purposes of this Section, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by agreement or otherwise;

“Agency” means any governmental regulatory authority responsible for granting Regulatory Approvals for the sale of the Product in the Territory;

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“Business Day” shall mean means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in London, Ontario or in the United States are not open for business;

“CDN” means Canadian dollars;

“Commercialization Committee” means the committee constituted and operating as specified in Section 6;

“Commercially Reasonable Efforts” means commercially reasonable efforts in accordance with such Party’s business, legal, medical, and scientific judgment and with the efforts and resources such Party would use for a product owned by it, or to which it otherwise has rights, which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the market place, the proprietary position of the product, the regulatory structure involved and other relevant factors;

“Competing Product” means any branded or generic medical device or pharmaceutical product (other than the Product), containing chondroitin sulphate for instillation into the bladder, and capable of being substituted for Product, that is marketed in the Territory for the treatment of interstitial cystitis;

"Documents" means, collectively, all books, pamphlets, bulletins, memoranda, letters, notices, reports, manufacturing records or other publications or documents prepared by or on behalf of Stellar setting forth information, formulae, production specifications, advice, standards, requirements, operating procedures, instructions or policies relating to the Products including the "Technical Documentation” per Appendix 1;

"Effective Date" means the date on which this Licence Agreement was executed;

"FDA" means the United States Food and Drug Administration or any successor entity;

"FOB" means Free on Board;

"Field" means the treatment of all human bladder conditions in the Territory;

“Gross Sales” means the gross amount invoiced by Watson, its Affiliates (excluding any Affiliate primarily engaged in the distribution of pharmaceutical products to whom Watson, its Affiliates or its sub-licensees provide Products for further distribution, any such Affiliate being referred to herein as a “Distribution Affiliate”) and its sub-licensees on sales of the Products in the Territory and all other receipts or receivables whatsoever generated from or arising directly from the marketing or sale of the Products.  For any sales by Watson, its Affiliates or its sub-licensees to a Distribution Affiliate, Gross Sales shall mean the gross amount invoiced by Watson on its sales to such Distribution Affiliate, provided that the effective price for such sales shall be deemed to be the greater of (i) the actual price charged to such Distribution Affiliate and (ii) the average price charged for Products to arm’s length third parties during the fiscal quarter in which the sale to the Distribution Affiliate took place.

“Improvements” means any future innovations, inventions, designs, plans, drawings, Specifications, techniques, formulations, intellectual property, data and technical information relevant to the Product licensed hereunder with respect to new or improved methods of manufacture, formulas, method of delivery, dosage and uses thereof as well as the addition of other active ingredients;

"Interest Rate" means the commercial lending rate of two percent (2%) above the U.S. dollar prime or equivalent rate quoted by Citibank N.A. or another mutually acceptable bank, as in effect during the period from the date due until payment;

"Methods and Technical Know-How" means all information, knowledge and experience of a technical and/or commercial nature, including, but not limited to, trade secrets, know-how, intellectual property, the Specifications, the Documents, information and data relating to techniques for, methods of or practices in the manufacturing, use and sale of the Products;

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"Net Sales" means Gross Sales, less (a) returns, discounts, rebates, chargebacks,  allowances and all other similar or related items customarily deducted from gross sales in arriving at a net sales figure; (b) amounts repaid or credited by reasons of rejections, recalls or returns of goods; (c) bad debts actually incurred (not to exceed 0.5% of gross sales).  All deductions shall be made on an accrual basis in a manner consistent with Watson’s business, in accordance with United States GAAP.

“New Indication” shall mean any FDA approved indication for the Product in any therapeutic use outside of the Field, whereby the Product must be unique in formula and strength as to in no way be substitutable or interchangeable with the Product for the Field in the Territory;

"Parties" shall mean, collectively, Stellar and Watson or their successors or permitted assigns, as applicable and individually a "Party" shall mean either Stellar or Watson, as applicable;

“Patents” mean all patents and patent applications, including provisional and priority filings, utility models, and their applications and which specifically or generally claim the Product, claim a method of treatment for the Product, claim a method of making the Product or otherwise covers the Product, including but not limited to the patent grants and applications listed in Appendix 2 as amended, together in all cases with any continuations, continuations-in-part, divisions, patents of additions, re-examinations, reissues, renewals as well as extensions, supplementary protection certificates and any other patent term extensions of any of the foregoing;

"Products" means, collectively, Uracyst®, a sterile sodium chondroitin sulphate solution marketed at 2.0% in a 20 mL vial for human use in the Field, and such related products as stipulated in Improvements (including but not limited to various strengths of chondroitin sulphate solution);

"Proprietary Marks" means the marks, trade marks, trade names and other commercial symbols and related logos relating to the Products as set forth in Appendix 3, together with such other trade names, trademarks, symbols, logos, distinctive names, service marks, marks, logo designs, insignia or otherwise which may be designated by Stellar;

“Regulatory Approval” means the approval by the FDA for Watson to market the Product in the Territory;

"Specifications" means all specifications, tests, methods, applications, criteria, qualities, requirements and all other information in connection with the manufacture, testing, use, handling, distribution, marketing and/or sale of the Products in any manner whatsoever, including any manual, specification booklet, letter, notice, memorandum or other written form;

"Supply Agreement" means that certain Supply Agreement dated as of December 13, 2006 herewith by and between the Parties in which Stellar exclusively supplies the Product to Watson in the Territory;

"Territory" means United States of America and its territories and possessions;

"Term" shall have the meaning ascribed thereto in Section 11.1 of this License Agreement;

“Third Party” means any Person other than a Party to this License Agreement or an Affiliate of a Party to this License Agreement; and

"USD" means United States of America dollars.

§2

Methods and Technical Know-How and Grant of Licences

2.1

License Grant: Subject to the provisions of this License Agreement and for the Term hereinafter specified, Stellar hereby grants to Watson the exclusive right and license, even as to Stellar, to market, promote, offer to sell, sell, have sold, distribute, import, grant sublicenses, or otherwise dispose of Products in the Field in the Territory.

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Watson may grant sublicenses to Third Parties in order to import, market, promote, distribute and sell the Products in the Territory, provided that Stellar shall have the right to reasonably object to said sublicensee and provided further that the licenses granted to such sub-licensees are not inconsistent with the licenses granted to Watson.  Watson shall provide Stellar with prior written notice of any prospective sub-license together with a summary of the terms of such sub-licenses and other information Stellar may reasonably request in order to make a determination as to whether it objects to such sub-license.

2.2

Licensed Technology: Subject to the provisions of this License Agreement and for the Term hereinafter specified, Stellar hereby grants to Watson the exclusive right and license, even as to Stellar, to any and all Patents, Proprietary Marks, Methods and Technical Know-How, trade secrets, and proprietary information related to the Products in the Field in the Territory.

Watson, its consultants, and/or the FDA shall have rights of access to any and all information, including, but not limited to, trade secrets and Methods and Technical Know-How necessary to secure regulatory approvals of the Products.

2.3

Regulatory Matters:

2.3.1

Subject to the provisions of this License Agreement and for the Term hereinafter specified, Stellar hereby covenants and agrees to provide Watson with the Methods and Technical Know-How to be used by Watson to obtain Regulatory Approval of the Products in the Territory and Watson hereby covenants and agrees to use Commercially Reasonable Efforts to obtain all Regulatory Approvals in the Territory required to market, promote, offer to sell, sell or distribute the Products in the Territory.  All costs and activities related to such Regulatory Approval shall be the obligation of Watson.  Methods and Technical Know-How materials, methods and other regulatory documents will be supplied at Stellar’s cost as per Appendix 1.

2.3.2

Stellar shall reasonably cooperate and assist Watson, if and as requested by Watson, in connection with any regulatory activities (including with respect to any of the foregoing regulatory activities set out above in Sections 2.3.1 and 2.3.3 below, provided that Stellar is reimbursed for any reasonable out of pocket expenses, said expenses to include the reimbursement of salaries of those Stellar employees or consultants utilized by Watson on a pro rata basis, based on the portion of their time allocated to said regulatory activities.  Notwithstanding the foregoing, Stellar shall not be obligated to perform any studies related to the Product.  Should Watson be required by a governmental authority to perform studies, Watson shall be responsible for all costs associated with those studies which are required.

2.3.3

Should the scientific data and documentation currently in Stellar’s possession as of the date of the signing of this License Agreement not be sufficient to gain Regulatory Approvals from the FDA, Watson shall bear the cost of any and all development programs necessary to gain said approvals.

2.3.4

All data generated on or on behalf of Watson for the approval of the Products in the Territory shall be shared with Stellar in its entirety for Stellar’s exclusive use outside the Territory. All data generated on or on behalf of Stellar for the approval of the Products outside the Territory shall be shared with Watson in its entirety for Watson’s exclusive use inside the Territory.

2.3.5

Upon receipt of Regulatory Approval, Watson shall maintain all necessary and desirable approvals for the sale of the Products in the Territory and/or any supplements to such authorizations.  If any other government or other regulatory submissions or agreements in the Territory are required for Watson to import the Products for sale and distribution in the Territory, Watson shall be responsible for completing such submissions and Stellar shall be responsible for the completion of all Canadian documents necessary to export the Products into the Territory.

2.3.6

Each Party shall provide the other Party with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable such Party to comply with any law, rule or regulation applicable to the Product in the Territory.  Such assistance and actions shall include (a) keeping the other Party informed (as applicable to the role of such Party relative to the Product) within three (3) Business Days (or sooner if necessary to permit the other Party a reasonable and sufficient amount

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of time to respond or take action to comply with applicable laws, rules, and regulations) and as may be required by applicable laws, rules, and regulations, of notification of any action by, or notification or other information which it receives (directly or indirectly), from any Agency, and (b) immediately providing copies of any written communications which (i) raise any concerns regarding the safety or efficacy of the Product in the Territory, (ii) indicate or suggest a potential liability for either Party to a Third Party arising in connection with the Product in the Territory, or (iii) is reasonably likely to lead to a recall or withdrawal of the Product in the Territory; provided that neither Party shall be required to disclose information in breach of any contractual restriction regarding confidentiality.  The following types of information shall be deemed to be included in categories (i), (ii) and (iii) above:  (1) inspections by an Agency of manufacturing, distribution or other facilities related to the Product which have arisen solely because of that Party’s dealings with the Product; (2) inquiries by an Agency concerning clinical investigation activities in relation to the Product (including inquiries of investigators, clinical monitoring organizations and other related Persons); (3) any communication from an Agency involving the manufacture, sale, promotion, marketing, use or distribution of the Product or any other Agency reviews or inquiries relating to the Product; (4) an initiation of an Agency investigation, detention, seizure or injunction concerning the Product; or (5) any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect the Product in the Territory.

2.3.7

Notwithstanding anything in this Agreement to the contrary, Watson shall have no obligation to continue pursuing Regulatory Approval if the FDA notifies Watson that it will be required to file a New Drug Application to obtain Regulatory Approval.  If, after such notice Watson determines that it will not continue pursuing Regulatory Approval, it shall immediately notify Stellar of such determination and this Agreement shall be terminated with the effect set forth in Section 11.  If Watson does not provide such notice to Stellar within ten (10) business days of such FDA notice, Watson shall be obligated to continue pursuit of Regulatory Approval.

2.4

Patents, Trade Names and Trademarks:

Watson shall have the right during the Term to use the Proprietary Marks for the Products, as further defined in Appendix 2, for use in the Territory.  Stellar shall retain the rights to such Proprietary Marks outside the Territory.

Stellar confirms that as of the Effective Date the trademark "URACYST®" has been registered in Canada and the U.S.A.  Stellar confirms that Canadian patent # 2,269,260 and U.S.A. Patent #6,083,933 have been issued and that Stellar has international patents pending.  Watson confirms that all right, title and interest in the Patents and Propriety Marks is the sole property of Stellar and this License Agreement shall not operate to convey any ownership interest in the Patents or Proprietary Marks to Watson, save and except the license rights granted in this License Agreement.

2.5

Improvements:

2.5.1

Any Improvements resulting solely from the activities undertaken by Stellar or its Affiliates pursuant to this License Agreement (each, a “Stellar Improvement”), whether patentable or non-patentable, shall be owned by Stellar or its Affiliates and any related patent applications shall be filed under the name of Stellar or its Affiliates and at Stellar’s or its Affiliates’ expense.  Any Stellar Improvement shall be included without limitation in the grant of license rights under Section 2.1 of this License Agreement.

2.5.2

Any Improvements resulting solely from the activities undertaken by Watson or its Affiliates pursuant to this License Agreement (each, a “Watson Improvement”), whether patentable or non-patentable, shall be owned by Watson or its Affiliates and any related patent applications shall be filed under the name of Watson or its Affiliates and at Watson’s or its Affiliates’ expense.  Watson hereby grants to Stellar, during the Term of this License Agreement, an exclusive, royalty-free license to manufacture, have manufactured, market, promote, offer to sell, sell, have sold, distribute, import, grant sublicenses, or otherwise dispose of Products under any Watson Improvement owned by Watson or its Affiliates, solely for markets outside of the Territory.  Any Watson Improvement is provided “as is” without warranty of any kind, express or implied.

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2.5.3

Stellar and Watson shall jointly own all Improvements and / or inventions that are conceived and reduced to practice by one or more employees, agents or consultants of Stellar or its Affiliates, together with one or more employees, agents or consultants of Watson or its Affiliates.

2.5.4

In the event Stellar alone develops New Indications for the Products in the Territory, Stellar will be the exclusive manufacturer of these New Indications and will grant the right of first refusal for an exclusive license in the Territory to any and all products resulting from such New Indications to Watson pursuant to a definitive agreement.  This right of first refusal must be exercised by Watson within 90 days of Stellar making the New Indications available for licensing and in the event that such right of first refusal is exercised the Parties agree to negotiate in good faith to execute an agreement for the license thereof within ninety (90) days of Watson’s exercise of its right of first refusal.  If not exercised by Watson or if the Parties are unable to execute an agreement on the terms of the license within the said ninety (90) day period, Stellar, at its sole discretion, may accept offers from other companies for exclusive rights to the New Indications in the Territory.  For the avoidance of doubt, the product developed for such New Indications must be unique in formula and strength as compared to the Product marketed in the Territory and in no way be substitutable or interchangeable with the Product.

§3

Milestone Payments, Manufacturing Costs, Royalties and Expenses

3.1

Milestone Payments:  In consideration of the rights granted to Watson by Stellar pursuant to the provisions of §2, Watson agrees to pay Stellar (1) USD $2,200,000.00 by wire transfer, within two (2) Business Days of the signing of this License Agreement, (2) USD $1,300,000.00 within thirty (30) days of the issuance of a second patent in the United States containing at least one valid claim protecting the Product and which claims are based on PCT publication W02004073584, and (3) USD $4,500,000.00 within thirty (30) days of  receipt of FDA approval to market, sell and distribute the Product in the Territory.

3.2

Manufacturing Costs:  Watson will procure Products from Stellar at the fully allocated manufacturing costs plus ten percent (10%), FOB Stellar’s London Ontario facility. Manufacturing terms and conditions are more specifically defined in the Supply Agreement.

The Parties agree that this same manufacturing formula will be applied to any Improvements developed and sold by Stellar to Watson.

3.3

Royalties:  During the Term, Watson shall pay Stellar a royalty on Net Sales of the Product in the Territory (the “Royalty”):

a)

Valid Patent: as long as the Product remains protected by at least one valid claim in the Patent(s) (each, a “Valid Claim”), the royalty shall be paid according to the following table:

Annual Net Sales (USD)

Royalty

$0 - $50 MM

10%

$50 - $100 MM

12%

$100 - $200 MM

16%

>$200 MM

18%

b)

Expired Patent: upon expiration of the last Valid Claim protecting the Product, Watson will thereafter pay a royalty based on the following table of annual Net Sales for the use of Stellar’s trademark and know how:

Annual Net Sales (USD)

Royalty

$0 - $50 MM

5%

$50 - $100 MM

6%

$100 - $200 MM

8%

>$200 MM

9%

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c)

Invalid or Unenforceable Patent: in the event that the last Valid Claim relating to the Product in the Territory is declared invalid or unenforceable by a court of competent jurisdiction and such decision is final and not appealable, Watson shall thereafter pay a royalty of five percent (5%) of annual Net Sales for use of Stellar’s trademark and know how.

3.3.1

The Royalty payments set forth under this License Agreement shall be paid by Watson on a quarterly basis on or before forty-five (45) days following the end of each fiscal quarter of Watson and within sixty (60) days after the termination of the License Agreement.  Watson shall deliver to Stellar a written statement, on or before forty-five (45) days following the end of each fiscal quarter, signed by Watson and certified by it to be true and correct and in such detail and form as Stellar reasonably determines, showing the amount and calculation of Net Sales for the current quarter and of Net Sales for such preceding quarter (and partial quarter, if any, at the beginning or end of the Term).  Any changes to this procedure relating to reporting of Net Sales and the calculation of Net Sales shall be mutually agreed to by the Parties.

3.4

Expenses:  All expenses incurred by Watson in the handling, distribution, marketing and sale of the Products and in carrying out its obligations under this License Agreement shall be paid by or on behalf of Watson.  All expenses incurred by Stellar in connection with the supply of ongoing Methods and Technical Know-How and in carrying out its obligations under this License Agreement shall be paid by Stellar.

§4

Reports, Audits and Inspection

Watson shall prepare and keep at its principal office for at least three (3) years following the end of each year, adequate books and records which shall show inventories and receipts of merchandise, and daily receipts from all sales, charges, and other transactions of Watson with respect to the sale of the Products, as well as sales tax returns, all pertinent original sales records, and such other supporting records as Stellar reasonably determines pursuant to generally accepted accounting principals, regarding Net Sales and the calculation of Net Sales and the royalties herein. Watson shall record at the time of sale, all receipts from sales, charges or other transactions, whether for cash or credit.

Stellar may, at its own expense and upon thirty (30) days prior written notice to Watson, cause a complete audit during normal business hours to be made of Watson’s business and records relating to the calculation of Net Sales for the Product and the royalties therefrom, using an independent representative acceptable to Watson. Such audits will be limited to one per calendar year during the Term.  If the independent representative reports that there is a deficiency or overpayment in any payments made by Watson to Stellar pursuant to this Agreement, then Watson shall, within thirty (30) days, correct such deficiency, or Stellar shall, within thirty (30) days correct such overpayment, by paying the amount of such deficiency or overpayment, as applicable, to the other Party, and such payment shall be the sole remedy related thereto. If any payments owing to Stellar pursuant to this License Agreement are understated by five percent (5%) or more, Watson shall in addition pay to Stellar the amount of the cost of the audit.  The report of the independent representative is final and binding on the Parties hereto.

All amounts due and payable by Watson or Stellar pursuant to this License Agreement or as otherwise agreed shall bear interest after the due date at the Interest Rate, calculated and payable monthly, not in advance, both before and after default or expiration or termination of this License Agreement for any reason whatsoever.  The acceptance of any interest payment shall not be construed as a waiver by either party of its rights in respect of the default giving rise to such payment.

§5

Representations and Warrants

5.1

Stellar hereby represents and warrants to and in favour of Watson as follows:

a)

Stellar is a corporation duly incorporated validly subsisting under the laws of the Province of Ontario, Canada and has the corporate power to enter into this License Agreement and to perform its obligations hereunder;

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b)

This License Agreement has been duly authorized, executed and delivered by Stellar and is a legal, valid and binding obligation of Stellar;

c)

Stellar has obtained all requisite and necessary consents and approvals to enter into this License Agreement and has the right to enter into this License Agreement and to grant to Watson the licensing arrangements outlined herein;

d)

As of the Effective Date (i) to the best of Stellar’s knowledge, the development, distribution, marketing, promotion, or sale of the Products in the Territory or the use or practice of the Methods and Technical Know-How does not infringe any intellectual property or patent right owned or licensed by any third party and (ii) Stellar is the sole owner of the Patents, Proprietary Marks, Products and the Methods and Technical Know-How, and (iii) Stellar has not granted any other licences or rights of any kind in the Products or the Patents, Proprietary Marks, Methods and Technical Know-How to any third party for the Territory which remain in effect; and

e)

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 AND SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, STELLAR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED.

5.2

Watson hereby represents and warrants to and in favor of Stellar as follows:

a)

Watson is a corporation duly incorporated validly subsisting under the laws of the State of Delaware, and has the corporate power to enter into this License Agreement and to perform its obligations hereunder;

b)

this License Agreement has each been duly authorized, executed and delivered by Watson and is a legal, valid and binding obligation of Watson;

c)

Watson has obtained all requisite and necessary approvals and consents to enter into this License Agreement and has the right to perform all its obligations under this License Agreement; and

d)

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.2 AND SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, WATSON MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED.

§6

Commercialization Committee

A Commercialization Committee comprised of two senior managers representing Stellar and two senior managers representing Watson shall be established within four (4) weeks after the Effective Date. The representatives will meet not less than once per annum and alternate between the premises of the Parties to specifically share development information related to Watson’s pursuit of Regulatory Approval of the Product in the Territory.

§7

Obligations of Watson

Watson shall use Commercially Reasonable Efforts in the marketing and selling of the Products throughout the Territory during the Term of this License Agreement and any renewal thereof.  In this regard, Watson agrees to:

a)

comply with all federal, state and local laws and regulations relating to the distribution, marketing and sale of the Products within the Territory and to obtain any and all required permits, certificates and licences in connection with the foregoing;

b)

display the Proprietary Marks and other identifying logos with respect to the Products pursuant to the terms of this License Agreement; and

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c)

refrain from knowingly directly or indirectly selling the Products outside the Territory during the Term of this License Agreement and shall cause its sub-licensees, designates, importers, promoters and agents to refrain from knowingly directly or indirectly selling the Products outside the Territory during the Term of this License Agreement.

d)

provide Stellar with a list of the Affiliates and Distribution Affiliates of Watson, related to Product sales, as at the date hereof are set forth on Appendix 5 and Watson hereby covenants to notify Stellar of any changes to such list during the Term forthwith following such change.

§8

Obligations of Stellar

8.1

During the Term of this License Agreement and any renewal thereof, Stellar agrees to:

a)

assist Watson in the handling, sales and service of the Products by transmitting to Watson such Specifications and other information reasonably required by it for such handling, sales and service as is available to Stellar, including copies of the Documents;

b)

upon reasonable notice from Watson and taking into account Stellar's other requirements and commitments for its key personnel, furnish to Watson such continuing technical assistance and guidance as is from time to time reasonably required by Watson; however, in no event shall Stellar's response to such request for technical assistance be later than five (5) business days after receipt of such request;

c)

refrain from knowingly directly or indirectly selling the Products in the Territory during the Term of this License Agreement and shall cause its sub-licensees, designates, importers, promoters and agents to refrain from knowingly, directly or indirectly, selling the Products inside the Territory during the Term of this License Agreement;

d)

comply with all applicable Canadian federal, provincial and local laws and regulations relating to the manufacture of the Products and to obtain any and all required permits, certificates and licences in connection with the foregoing; and

e)

use its best efforts to defend any and all patent challenges and other intellectual property claims against the Product at its own cost.  Notwithstanding the foregoing, Watson may participate or assist in the defence of such patent challenge but any such costs incurred in connection with Watson’s election to participate in the defence of Patent challenges in the US shall be borne by Watson.

9.

Obligations of Both Parties

9.1

Product Diversion:  Each Party shall use its Commercially Reasonable Efforts to investigate the suspected diversion of the Products in contravention of this Agreement. Each Party agrees to meet with the other Party at its request to discuss matters relating to the unauthorized importation and or sale into the Territory or outside the Territory.

9.2

Pharmacovigilance:  Both Parties shall fully comply with all applicable medical event reporting recommendations and requirements in all countries where the Parties carry out clinical studies and/or market the Product.  The Parties agree to exchange such information as may be necessary to fulfill mandatory regulatory obligations, including single case reports, together with appropriate medical evaluations if requested by the regulatory agency in any country, as well as aggregate data, such as periodic reports required by the Party’s respective regulatory authorities.  Watson shall be solely responsible for reporting to regulatory authorities in the Territory.  Stellar shall cooperate with and assist Watson in such reporting, including by immediately notifying Watson of all adverse reactions of which Stellar becomes aware.  The Parties shall follow the specific procedures as outlined further in Appendix 4, as such may be updated from time to time by mutual written agreement, to meet the regulatory requirements of pharmacovigilance related to the Product.  Stellar shall not make any reports to any governmental

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authorities in the Territory without giving Watson prior written notice thereof and the opportunity to comment thereon.

§10

Confidentiality

10.1

As it is used in this License Agreement, in respect of one party, the term "Confidential Information", without limiting the generality of its generally accepted meaning, shall include the Methods and Technical Know-How and all other information that is non-public, confidential or proprietary in nature disclosed by a party hereto to the other party or any of its directors, officers, employees, agents, consultants or representatives (collectively, the "Representatives") relating to the Product, Improvements, New Indications or the business of the disclosing party or its affiliates, including information in respect of the disclosing party's or the disclosing party's affiliates' operations, customers, business and marketing strategies and all financial, production, scientific and technical data, methodology, specifications, formulas, production and manufacturing procedures and standards, techniques, and all analyses, compilations, data, studies, reports or other documents prepared by the receiving party or any of its Representatives containing or based upon, in whole or in part, any such furnished information, whether in written, oral, electronic or other form, but shall not include as evidenced by written records:

a)

information in the public domain at the time of the receiving party's receipt of that information from the disclosing party;

b)

information which, after the receiving party's receipt from the disclosing party, becomes a part of the public domain through no act or omission of the receiving party or any of its Representatives;

c)

information which the receiving party can show was lawfully within its knowledge or possession prior to its receipt from the disclosing party;

d)

information received in good faith by the receiving party from a third party, who to the knowledge of the receiving party was lawfully in possession of the information, and who was not under a contractual, legal or fiduciary obligation not to disclose the information;

e)

information developed by the receiving party or its Representatives without using any of the Confidential Information disclosed by the disclosing party; or

f)

information required by law to be disclosed by the receiving party so long as the receiving party provides prior written notice to the disclosing party so that the disclosing party may seek protection of such information prior to disclosure.

10.2

Except to the extent that disclosure is reasonably required to discharge the obligations of the Parties under this License Agreement, each of the Parties agrees that it will hold all Confidential Information in confidence and will not disclose any such Confidential Information to any person other than their respective Representatives whose duties justify their need to know the Confidential Information for the purposes of fulfilling their respective obligations under this License Agreement, provided that the Parties shall have first notified their respective Representatives of the obligations under this License Agreement with respect to the Confidential Information and the restrictions on its use. Each of the Parties shall direct each of their respective Representatives to exercise a level of care sufficient to preserve the confidentiality of the Confidential Information and shall direct each such person to abide by the terms and conditions of this License Agreement, and will take all reasonable steps, including the obtaining of suitable undertakings, to ensure that the Confidential Information is not disclosed by any of such person to any person or used in a manner contrary to this License Agreement.  The receiving Party hereby agrees to legally enforce all such obligations of its Representatives on behalf of the disclosing Party.

10.3

Subject to the provisions of Section 2.2, Watson may grant sublicenses to Third Parties in the Territory provided that each sub-licensee executes a sublicense agreement which contains confidentiality provisions on substantially the same terms as those set forth herein.

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10.4

Each of the Parties agrees that it shall not use any Confidential Information, directly or indirectly, for any purpose whatsoever other than to fulfill its obligations as defined herein, without first obtaining the prior written consent of the disclosing party.  Without limiting the generality of the foregoing, each of the Parties agrees that it will not use any Confidential Information for any improper purpose.

10.5

Without intending to limit the remedies available to each party, and notwithstanding Section 25.2, each party acknowledges that damages at law will be an insufficient remedy to the other party in view of the irrevocable harm which will be suffered by the other party if it violates the terms of this Section 10 and each party hereby agrees that the other party may apply for and have injunctive relief in any court of competent jurisdiction in State of New York, USA, specifically to enforce any such covenants upon the breach or threatened breach of any such provisions.

10.6

No party shall at any time, without the prior written consent of the other party, disclose, publish or otherwise make known any of the terms and conditions of this License Agreement, except as may be required under applicable securities laws or stock exchange rules or policies.  For greater certainty, the Parties acknowledge that Stellar and Watson will issue simultaneous press releases which language has been mutually approved by the Parties pursuant to this Section in respect of the transactions contemplated hereby on or about the Effective Date.

10.7

The terms of this Section 10 shall survive the termination or expiration of this License Agreement.

§11

Term and Termination

11.1

The term (“Term”) of this License Grant shall commence on the Effective Date and shall continue for the longer of either: (a) the expiry of the last Valid Claim for Product in the Territory or (b) fifteen (15) years; and will be renewable at Watson’s option for additional two (2) year periods upon ninety (90) days written notification to Stellar, unless earlier terminated pursuant to Sections 11.2, 11.3 or 11.4.

11.2

Either party shall be entitled at any time, by written notice to the other, to terminate this License Agreement if the other party commits or permits a material breach or default of any of the provisions of this License Agreement and fails to remedy or cure such breach or default within sixty (60) days after receipt of written notice by the non-breaching party.  Notwithstanding the foregoing, in respect of a default in timely payment of any amount payable pursuant to this License Agreement, the non-defaulting Party shall be entitled at any time to terminate this License Agreement if such default has not been remedied within thirty (30) days of the date such payment was due.  In either of the forgoing circumstances the relevant cure period shall be suspended during any time that a Party seeks resolution of a dispute as to an alleged breach pursuant to Section 25 of this License Agreement.

11.3

Either party shall be entitled at any time, by written notice to the other, to terminate this License Agreement immediately, upon written notice to the other, if (i) the other party makes an assignment for the benefit of its creditors; (ii) the other party is adjudicated bankrupt or becomes voluntarily or involuntarily subject to any proceedings for the benefit of its creditors, or (iii) a receiver of the property of the other party is appointed or if any judgment or execution against it or its property remains unsatisfied for such period which would permit its property or any substantial part thereof to be sold.

11.4

Either Party shall have the right to terminate the License Agreement with respect to any Product in the Territory upon sixty (60) days prior written notice to the other should both Parties reasonably agree in writing that such Product is no longer commercially viable in the Territory.  In such event, this License Agreement will remain in full force and effect for any remaining Product.

11.5

Upon termination of this License Agreement the following shall apply:

a)

Watson shall immediately cease (i) marketing and selling the Products in the Territory, (ii) the use of the Methods and Technical Know-How and the Proprietary Marks (including any colourable imitations thereof) and any other designations or marks associating Watson with Stellar or the Products, (iii) displaying and using all signs, stationery, letterheads, packaging, forms, marks, manuals, bulletins, instruction sheets, printed matter, advertising and other physical objects used

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from time to time in connection with the Products or containing or bearing the Proprietary Marks and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is associated with Stellar or the Products;

b)

Watson shall have no further rights to sub-licence, market or sell, directly or indirectly, the Products; and

c)

Watson shall either destroy any unsold Products or return them to Stellar, as Stellar may direct, and will be compensated at the price paid previously by Watson to Stellar for such products or, if permitted by Stellar, Watson may sell all Products held in inventory or in the process of production at the time of such expiration or termination, provided that Watson shall pay to Stellar all amounts which would have been required to be paid under this License Agreement through the date of final sale of all Products.

11.6.

Upon termination of this License Agreement for any reason other than Stellar's breach of this License Agreement or Watson’s termination of this License Agreement pursuant to Section 11.3, the following shall apply:

a)

Watson shall forthwith deliver to Stellar original copies of all documents and records in its and its sub-licensees possession in connection with regulatory approvals or marketing authorizations applied for or obtained in the Territory referred to in Section 2.3; and

b)

to the greatest extent permitted by applicable law, all in-Territory Product licenses, registrations or marketing authorizations will be transferred to Stellar whether these are held in the name of Watson, its sub-licensees, designates, importers or promoters.  Watson will not seek payments from Stellar for these assignments but it shall be the responsibility of Stellar to pay or have its designee pay all required government fees and costs associated with continuing to maintain such assignments following termination.

11.7

Except as otherwise set forth in this Agreement, neither Party shall be entitled to any compensation whatsoever as a result of expiration or termination of this License Agreement, but without limiting either Party’s right to damages for any breach of this License Agreement.  No termination of this License Agreement will affect any amounts owing to any Party prior to such termination.

11.8

Termination or expiration of this License Agreement for any reason shall be without prejudice to any obligations which shall have accrued to the benefit of either Party prior to such termination or expiration.  Upon termination or expiration of this License Agreement, any payments owed to the other Party on or before the effective date of termination would be due within thirty (30) days of the effective date of such expiration or termination.  Further, the expiration or termination of this License Agreement shall not affect any rights and obligations of the Parties under this License Agreement, which are intended by the Parties to survive such expiration or termination.  Without limiting the generality of the foregoing, the following provisions of this License Agreement shall survive expiration or termination hereof: Sections 3.3 (with respect to Products sold prior to such Termination or permitted to be sold thereafter hereunder), 3.4, 4, 5.1 (e), 5.2 (d), 11.8, 12, 13, 14, 18 and 25.

§12

Insurance

12.1

Each Party, at its own cost, shall maintain comprehensive general liability insurance, including product liability insurance against claims related to the manufacture and commercialization of the Product in connection with this Agreement.  Such insurance shall be in amounts of not less than $5,000,000 USD for each claim and $10,000,000 USD in the aggregate for Watson, and in the amount of not less than $2,000,000 CDN in the aggregate for Stellar, both during the Term and thereafter for a period of five (5) years.  In addition, Stellar shall ensure that its Approved Manufacturer of the Product will maintain product liability insurance against claims related to the manufacture of the Product in an amount of not less than $10,000,000 CDN.  The amount of such insurance shall in no way limit the indemnification obligations of either Party set out in Section 13.  Watson shall, at its option, require Stellar to increase its policy limits. If the Parties deem that it is necessary to increase Stellar's insurance coverage from the level required in this

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Section 12.1, Watson will pay for the costs associated with any such increase including, without limitation, the increase in premiums associated therewith. Furthermore, the Parties hereby agree to negotiate in good faith the terms of such reimbursement prior to Stellar being required to obtain any such increase in such insurance coverage.  Each Party shall provide the other Party with at least sixty (60) days prior written notice of any cancellation or any termination of its insurance. Copies of all policies or certificates of insurance and any renewals thereof, shall be delivered promptly by both Parties to the other Party throughout the term of this License Agreement and any renewal thereof and for a period of five (5) years thereafter.

§13

Indemnification and Liability

13.1

Watson shall defend, indemnify and hold harmless Stellar from and against all losses (other than loss of profits), damages (other than indirect, special, consequential and punitive damages), liabilities and expenses (including reasonable attorneys' fees) for personal injury or property damage to a third party arising out of the use of the Products marketed by Watson, its Affiliates or sub-licensees insofar as any such claim for loss, liability and expense is based upon the wilful misconduct or negligence of Watson, its affiliates or sub-licensees in the handling and marketing of such Product. To the extent that they are available, the proceeds of the insurance of Watson as set out in Section 12.1 may be utilized by Watson for this indemnity. However, the indemnity is in no way limited by the availability or amount of such insurance.  Stellar shall give Watson prompt written notice of any such claim. Watson shall be entitled to assume complete control of the defence of such claim.  Stellar shall render such assistance to Watson as may be reasonably requested by Watson and Watson shall reimburse Stellar for its reasonable out-of-pocket expenses incurred in rendering such assistance.  For greater certainty, in no event shall Watson have any liability (whether direct or indirect, in contract or tort or otherwise) to Stellar or any other person asserting claims on behalf of or in right of Stellar hereunder to the extent such liability has resulted from the negligence or wilful misconduct of Stellar or its representatives.

13.2

Stellar shall defend, indemnify and hold harmless Watson from and against all losses (other than loss of profits), damages (other than indirect, special, consequential and punitive damages), liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or damage arising out of the use of the Products, provided the claim for such loss, liability and expense is based upon product liability or the wilful misconduct or negligence of Stellar, its affiliates or licensees in the Specifications, the Methods and Technical Know-How, any Stellar Improvements, manufacture or marketing of such Product or (ii) any suit or proceeding brought against Watson insofar as such suit or proceeding is based on a claim that the Methods and Technical Know-How and Improvements to any Products constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Stellar.  To the extent that it is available, the proceeds of the insurance of Stellar as set out in Section 12.1 may be utilized by Stellar for this indemnity.  However, notwithstanding the foregoing, the indemnity is in no way limited by the availability or amount of any such insurance. Watson shall give Stellar prompt written notice of any such claim.  Stellar shall be entitled to assume complete control of the defence of such claim.  Watson shall render such assistance to Stellar as may be reasonably requested by Stellar and Stellar shall reimburse Watson for its reasonable out-of-pocket expenses incurred in rendering such assistance.  For greater certainty, in no event shall Stellar have any liability (whether direct or indirect, in contract or tort or otherwise) to Watson or any other person asserting claims on behalf of or in right of Watson hereunder to the extent such liability has resulted from the negligence or wilful misconduct of Watson or its representatives.

13.3

(a)

Each party indemnified under the provisions of this License Agreement (the “Indemnified Party”), upon receipt of written notice of any claim, or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this License Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the party from whom indemnity shall be sought hereunder (the “Indemnifying Party”); provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure.  The Indemnifying Party shall be entitled at its own expense to participate in the defence of such claim or action, or, if it shall elect, to assume such defence, in which event such defence shall be conducted by counsel chosen by such Indemnifying Party, which counsel may be any counsel reasonably satisfactory to

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the Indemnified Party against whom such claim is asserted or who shall be the defendant in such action, and such Indemnified Party shall bear all fees and expenses of any additional counsel retained by it.  If the Indemnifying Party shall elect not to assume the defence of such claim or action, such Indemnifying Party shall reimburse such Indemnified Party for the reasonable fees and expenses of any one counsel retained by it.  Neither party shall be responsible to or bound by any settlement made by the other party without its prior written consent, which shall not be unreasonably withheld or delayed.

(b)

Notwithstanding Section 13.3(a), if the named Parties in such action (including impeded Parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that, consistent with applicable standards of professional responsibility, there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defence of such action or that there are legal defences available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then the Indemnified Party shall be entitled to retain one separate counsel to conduct its defence to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party, at the expense of the Indemnifying Party.

13.4

IN NO EVENT SHALL EITHER PARTY HERETO BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY KIND (WHETHER ARISING UNDER CONTRACT, TORT, OR OTHERWISE) INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES.

13.5

The amount of any loss, liability, damage or expense for which indemnification is provided under this Section 13 shall be net of any amounts actually recovered by the indemnified Party in respect of such loss, liability, damage or expense under its insurance policies.

13.6

The terms of this Section 13 shall survive the termination or expiration of this License Agreement for a period of six (6) years.

§14

Intellectual Property

14.1

Prosecution and Maintenance:  Stellar shall have full responsibility, including financial responsibility for all its Patents, Patent applications and Patent maintenance in the Territory.  Stellar shall inform and consult with Watson on the claims of the Patent applications in the Territory listed in Appendix 2 that shall be granted prior to issuance. Pursuant to Watson’s request, Stellar shall reasonably consider modifying such claims prior to issuance of the Patent.  If Stellar elects to abandon any part of Stellar Patents in the Territory, Stellar shall provide thirty (30) days notice of such election, and Watson shall have the right, at its discretion, to have such part of the Stellar Patents assigned to it and/or assume responsibility, including financial responsibility, for such part of the Stellar Patents.  Stellar shall give reasonable assistance to Watson to support prosecution and defence of such Patent rights (excluding financial assistance) should Watson elect to continue prosecution.  Stellar shall assist Watson with the filing of applicable Stellar Patents and Patents in the FDA Orange Book, if applicable, or its equivalent outside of the United States.

14.2

Infringement Claims:  The Parties shall inform each other promptly of any potential or actual infringement by a Third Party that relates to the Product in the Territory of which they are aware.  Stellar shall have the right to take such legal action, at its discretion, as is required to defend the validity of such particular Patents and Watson shall give all reasonable assistance (excluding financial assistance) to Stellar and will, at Stellar’s request and expense, join in any proceedings relating to such infringement.

14.3

In the event that Stellar determines not to take any action to defend or enforce its rights, Watson shall, upon notice to Stellar, have the option, at Watson’s cost and expense, to defend or enforce Stellar’s rights with Stellar’s assistance excluding financial assistance, such assistance not to be unreasonably withheld or delayed; provided that Watson shall (i) consult and coordinate with Stellar with respect to any action to be taken in connection therewith, (ii) provide copies to Stellar of all correspondence, documents and filings sent, filed, submitted or received in connection with any such proceeding or action, and (iii) provide copies of all correspondence, documents and filings to be sent, filed or submitted in connection with any such

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proceeding or action sufficiently in advance of sending, filing or submitting such correspondence, documents or filings, to allow Stellar sufficient time to review and provide its comments thereto.  Watson will incorporate and act on Stellar’s comments to the extent reasonable and provided in a timely manner, and if Watson determines that any of Stellar’s comments are unreasonable or are not timely, it shall promptly notify Stellar so that the Parties may discuss the same.

14.4

Notwithstanding which Party pays for said defence, all amounts recovered shall be used first to reimburse the reasonable, documented out-of-pocket costs and expenses (including reasonable attorney’s fees and costs) incurred by each Party (or, in the event Stellar opts to not enforce its rights, reimburse Watson) in connection with any such proceeding or action to defend or enforce such rights (including any settlement negotiation or proceeding) from any damages or other recoveries received in connection therewith.  Where the amounts recovered do not fully reimburse the costs and expenses incurred by the Parties in initiating and taking action, such amounts shall be paid to the Parties on a pro rata basis based upon the costs and expenses incurred by the Parties in connection with any such action or proceeding.  Where the amounts recovered exceed the costs and expenses incurred by the Parties in initiating and taking action as provided in this Section, after the Parties are reimbursed for their respective costs and expenses, the remaining amounts from such recovery shall be allocated between the Parties, with eighty-two percent (82%) being paid to Watson and eighteen percent (18%) being paid to Stellar.

14.5

Neither Party will settle any action under this Section 14 without the other Party’s consent, such consent not to be unreasonably withheld.

§15

Force Majeure

The Parties hereto shall not be liable for any damage if the performance of all or parts of this License Agreement is hindered or prevented by unforeseen causes beyond the performing party's control and without its fault or negligence, including but not limited to acts of God or of public enemy, acts of terrorism, nuclear incidents, acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delays in transportation, boycotts, unusually severe weather and riots, insurrections, revolutions, wars or other civil or military disturbances (a “Force Majeure Event”).  Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations hereunder.  Each Party further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform such obligations.  If, as a result of a Force Majeure Event, a Party is unable fully to perform its obligations hereunder for any consecutive period of one hundred eighty (180) days or more, the other Party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the nonperforming Party, such termination to be effective thirty (30) days from the date of such notice.

§16

Entire Agreement

This License Agreement and the Supply Agreement constitute the entire agreement between the Parties hereto with respect to the subject-matter herein contained, and the execution thereof has not been induced by, nor do either of the Parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.  This License Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by each of the Parties hereto and any amendments; alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its written consent as aforesaid.  All other previous agreements or arrangements between the Parties, written or oral, relating to the subject matter hereof are hereby cancelled and superseded, except for the Confidentiality Agreement dated as of May 16th, 2006 between the Parties.

§17

Counterparts

This License Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered in original form or by facsimile transmission shall be an original, but all such

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counterparts shall together constitute one and the same instrument, and shall be equally valid and binding on the Parties.

§18

Notices

All notices, requests, demands or other communications made by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or sent by (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile transmission (with the original promptly sent by any of the foregoing manners), addressed to such other party or delivered to such other party as follows:

If to Watson:

Watson Pharma, Inc.

360 Mt. Kemble Avenue

P.O. Box 1953

Morristown, NJ 07962-1953

USA

Attention:  President

Telephone:  +973-355-8550

Telefax:  +973-355-8581

With a copy to:

Watson Pharmaceuticals, Inc.

311 Bonnie Circle

Corona, California  91720

U.S.A.

Attention:  General Counsel

Telephone:  +951-493-5300

Telefax:  +951-493-5821

If to Stellar:

Stellar Pharmaceuticals Inc.

544 Egerton St

London, Ontario

N5W 3Z8

Canada

Attention:   President

Facsimile:  +519-434-4382

or to such other address as the addressee may have specified by a written notice given under this provision.  Any such notice or other communication shall be deemed to have been given when received, or three days after it is sent by such registered or certified mail or, if sent by facsimile transmission, shall be deemed to have been given when the appropriate answerback is received provided such answerback is received on a Business Day and if it is not a Business Day it shall be deemed to be received on the next Business Day.

§19

Severability

Should any of the provisions of this License Agreement be or become unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of the License Agreement and such unenforceable or invalid portion shall be severable from the remainder of this License Agreement.

§20

Waiver

The failure at any time to require performance of any provision of this License Agreement shall not affect the full right to require performance at any later time.  The waiver of a breach of any provision of this License Agreement shall not constitute a waiver of the provision or of any succeeding breach.

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§21

No Assignment

Except as otherwise permitted by this License Agreement, this License Agreement may not be assigned, by either Party, to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, and shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Notwithstanding the foregoing, either Party may assign this License Agreement to a Third Party, without the other Party’s consent, only in connection with a sale of the business and assets of the Party to which this Agreement relates.

§22

Partnership, Agency Denied

This License Agreement does not and shall not be construed to create any partnership, joint venture or agency whatsoever as between the Parties and neither party shall, by reason of any provision herein contained, be deemed to be the partner, joint venturer, agent or legal representative of the other nor shall either have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of the other party.

§23

Headings

The division of this License Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this License Agreement.

§24

Interpretation

24.1

In this License Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders;

24.2

References to a specified Section or Schedule shall be construed as references to that specified Section of or Schedule to this License Agreement unless the context otherwise requires;

24.3

In the event that any action to be taken under this License Agreement falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day;

§25

Applicable Law /Arbitration

25.1

Applicable Law: This License Agreement shall be construed, interpreted and enforced in accordance with and shall exclusively be governed by the laws of the State of New York, USA.  The Convention on Contracts for the International Sale of Goods shall not apply to this License Agreement, and is hereby expressly disclaimed and excluded.

25.2

Disputes / Arbitration: This License Agreement is made on the basis of mutual confidence, and it is understood that the differences, if any, during the life of this License Agreement should freely be discussed between the two Parties.  The Parties shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this License Agreement, or its interpretation, performance, non-performance or any breach of any respective obligations hereunder (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Watson and Stellar.  If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such negotiations, or if the Party against which a claim has been asserted refuses to participate in such negotiations or does not otherwise participate in such negotiations within thirty (30) days (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, then the Parties agree to resolve any Dispute exclusively through arbitration conducted under the auspices of the CPR Institute for Dispute Resolution (the “CPR”) pursuant to CPR Rules for Non-Administered Arbitration of International Disputes (“CPR Rules”).  The arbitration shall be conducted in the English language before one (1) arbitrator selected by the Parties pursuant to CPR Rules.  Unless otherwise mutually agreed by the Parties, any arbitration hereunder shall be brought only and exclusively in New York, New York, U.S.A.  Any arbitrator selected shall have reasonable experience as an arbitrator of

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disputes between entities in the pharmaceutical industry.  The arbitrator shall hear evidence by each Party and resolve each of the issues identified by the Parties.  The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible, but not more than thirty (30) business days after the hearing.  In any arbitration, the Parties shall use Commercially Reasonable Efforts to minimize any discovery, including by limiting discovery where reasonable and appropriate to twenty (20) hours of depositions, ten (10) interrogatories, and twenty-five (25) requests for production of documents per side, and each Party shall voluntarily produce to the other all documents such Party shall use in its portion of the arbitration.  The prevailing Party, as determined by the Arbitrator, shall be entitled to reimbursement of its reasonable attorneys’ fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum.

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the date first above written.

Watson Pharma, Inc.

Stellar Pharmaceuticals Inc.

By: /s/ Edward F. Heimers, Jr.

By: /s/ Peter Riehl

Edward F. Heimers, Jr.

Peter Riehl

President, Brand Division

President and CEO

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Appendix 1

Documents to be provided by Stellar

1.

Regulatory Documentation:

Copy of the Canadian and European Dossiers

Copy of all FDA correspondence and meeting minutes, incl. latest drafted, but not submitted, responses and proposals

[and all of the following if not included in the dossiers]

2.

Device Controls:

Complete description of device (quantitative/qualitative/functionality) and packaging

History of device changes (including modifications to specifications)

List of all ingredient/component suppliers and corresponding certification program

Properties of device relative to treatment

Storage conditions, shelf-life and stability reports (chondroitin and finished product)

3.

Manufacturing Controls:

Device manufacturing sequence (Device Master Record)

Device history record (summary of all batches produced to date)

Product Testing methods (in-process and finished product)

Raw Materials acceptance testing

Validation reports relating to test methods and device manufacture

Specifications for the current Product (in-process and finished product)

4.

Clinical and Non-Clinical Testing:

Reports relating to non-clinical studies (toxicology and pharmacology in animals, in-vitro laboratory studies, other animal studies, etc.)

Reports relating to Stellar sponsored clinical studies

Copies of all published clinical evaluations involving the Product

5.

Pharmacovigilance:

Copy of SOP for handling complaints and adverse events

Summary of global complaints and adverse events to date

6.

Marketing Information:

Current labeling for Product in all markets

Sample of Packaging for the Canadian market

Copies of current sales and promotional pieces in all markets

List of all Product marketers and corresponding approved countries

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Appendix 2

Patents

1. Uracyst® United States Patent

Number 6,083,933.

Date of Patent: July 4, 2000

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Appendix 3

Uracyst ® Proprietary Marks

1.

 United States Patent and Trademark Office

Reg. No. 2,677,199 – Registered January 21, 2003

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Appendix 4

Pharmacovigilance

REGULATORY INCIDENT REPORTING PROCEDURE

Purpose:

Main purpose of this procedure is to describe the processes and actions to be taken when incidents, potential incidents or technical complaints are communicated to Stellar or Watson by third parties with reference to medical devices sold to Watson or its sub-licensees as defined in §2 of the Agreement.  Also other aspects of common interest in the field of safety of medical devices are covered.

Related Procedures:

None

Abbreviations:

I/PIs

Incidents / potential incidents of medical devices as defined - §2 of the Agreement.

LOP/SOP

Local – / Standard Operating Procedure

TC

Technical Complaint

MDR

Medical Device Report

FDA – CDRH

Food and Drug Administration Center for Devices and Radiological Health

Attachments:

None

Objectives:

Objectives of handling I/PI/TC reports communicated by third parties to either Watson or Stellar are:

1)

To secure rapid and complete information to Watson and Stellar

2)

To guarantee compliance with regulatory and internal obligations

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Procedure	Action	Responsibility
1.	I/PIs from Spontaneous Reporting Each Party will allocate to each case an internal unique reference number (for example: 4 digit year-4 digit number).	Mutually

I/PIs (as defined in Canadian Medical Device Regulation) and MDR reportable events (as defined by FDA regulations).

Reports obtained by one of the Parties will be reported to the each other by fax or e-mail within three calendar days of receipt. Confirmation of the report sent/received by the send party and receiving party is required within 1 working day.  Use of an appropriate reporting format is recommended asking for at least minimum case criteria.  For patient identification one out of the following criteria like initials, birthdates or age together with and gender must be included.  Description of the incident or potential incident, concurrent drugs, reporting source, causality assessment of reporting source and time relationship between use of the device and onset of event must be provided as available.  Specify the suspect medical device, lot #, model # and expiration date.

Every effort should be made to obtain additional information to generate as complete a report as possible and should be forwarded to Watson or Stellar within three additional calendar days.

Each Party is obliged to follow up every incident or potential incident, document their efforts and forward any additional information which might be of significance for the case evaluation within five calendar days and follow up in a timely manner as information becomes subsequently available, by fax or e-mail to the respective other Party.

Mutually Mutually Mutually

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Procedure	Action	Responsibility
2. 3. 4. 5.

I/PIs /MDRs

Reporting should follow SOP/LOP of the company.

Periodic Literature Searches

Watson and Stellar are responsible for conducting periodic literature searches and forwarding all information about serious I/PIs/MDRs to the other Party within five calendar days of receipt. A copy of the article must be included. This covers all medical devices which are similar in construction (i.e. aseptic filling) or functionality (i.e. other proteoglycans).

Technical Complaints (TC)

Both Parties report any TC with potential implications on safety or efficacy regarding the medical devices of the Agreement – within 10 calendar days of notification to each other.

Processing of Information

Both Parties are obliged to fulfil all necessary measures to comply with all local obligations for all aspects of medical device vigilance as single cases and periodic reports including spontaneous reports and reports from all forms of studies regarding medical devices of the a. m. contract. This includes e.g. evaluation, reporting, co-ordinating of measures (if necessary) and data input into Database etc.

Mutually Mutually Mutually Mutually
6. 6.1. 6.2.

Reporting/Exchange of Information

Reporting to FDA – CDRH  Local Authorities in the Territory

Reporting is with Watson. MDRs will be submitted to FDA by Watson according to time frames outlined in FDA regulations (CFR 803).

Reporting to Health Canada and other relevant committees.

Periodic adverse experience reports will be submitted by Stellar to the Health Canada according the time frames as established in Canadian Medical Device Regulations and a copy will be forwarded to Watson following the submission.

Watson Stellar
6.3.	Periodic Safety Update Reports (PSUR)	Stellar

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PSUR will be generated by Stellar according to legal requirements. Copies of PSUR generated by Stellar will be provided to Watson.
7.	Reporting to be sent to each company at the following addresses:
7.1.

WATSON PHARMA, INC

Attn:  Quality Manager

360 Mount Kemble Avenue

Morristown, New Jersey 07962-1953

Attn:  Drug Safety

Watson Pharmaceuticals, Inc.

PO BOX 1900

Corona, CA   92878-9956

USA

Facsimile No:  951-493-5885

7.2.	STELLAR PHARMACEUTICALS INC Attn: Quality Manager 544 Egerton Street London, Ontario N5W 3Z8 Canada

Watson License December 06

Appendix 5

Watson List of Sales Affiliates and Distribution Affiliates

Watson Pharma, Inc.

Watson License December 06